EXHIBIT 16.1


May 14, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549


Gentlemen:

We have read Item 4 of Form 8-K dated May 9, 2002, of Cygne Designs, Inc. and are in agreement with the statements contained in the second and third paragraphs on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.


                                            /S/ Ernst & Young LLP